Exhibit 99.1

Vantage Drilling Company Reports First Quarter 2009 Results

HOUSTON, TX -- (MARKET WIRE) -- 05/08/2009 -- Vantage Drilling Company ("Vantage") (NYSE Alternext US: VTG-U) (NYSE Alternext US: VTG) (NYSE Alternext US: VTG-WS) reports net income of $2.4 million or $0.03 per diluted share for the three months ended March 31, 2009 as compared to net income of $1.2 million or $0.03 per diluted share for the three months ended March 31, 2008.

Paul Bragg, President and Chief Executive Officer, commented, "The first quarter of 2009 was another period of milestone achievement for Vantage.  Our first rig, the Emerald Driller, commenced operations in early February with outstanding start up performance.  We were able to book significant additions to our contractual backlog and to increase the fleet of high-specification assets under our management and control. Summarizing several important accomplishments are the following:

--  Emerald Driller operating in Thailand achieved 99% plus productive time in the quarter.
--  Launching of Aquamarine and Topaz Drillers.
--  Received notification of early June 2009 delivery of Sapphire Driller.
--  Signed $1.1 Billion 5-year contract for Platinum Explorer drillship.
--  Signed $1.6 Billion, 8-year contract for Titanium Explorer drillship.
--  Signed agreement to provide construction supervision, market and operate deepwater semi-submersibles."

Vantage will conduct a call at 11:00 AM Eastern Time on Friday, May 08, 2009 to discuss results and developments for the first quarter 2009. To access the conference call, U.S. callers may dial toll free (877) 723-9502 and international callers may dial (719) 325-4765. The pass code will be 4798745.  Please call ten minutes ahead of time to ensure proper connection.  A replay of the conference call will be available for two weeks following the call and can be accessed by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers. The access code for the replay is 4798745.

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with one Baker Marine Pacific Class 375 ultra-premium jackup drilling rig operating, and three such jackups and an ultra deepwater drillship, the Platinum Explorer, currently under development. Vantage is also providing management services to an affiliate for two other ultra-deepwater drillships and to Sea Dragon Offshore Limited for an ultra-deepwater semi-submersible.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Vantage Drilling Company
Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Revenues
Contract drilling services	$9,787	$—
Management fees	4,142	—
Reimbursables	367	—
Total revenues	14,296	—
Operating costs and expenses
Operating costs	5,640	—
General and administrative	3,436	720
Depreciation	1,656	6
Total operating expenses	10,732	726
Income (loss) from operations	3,564	(726)
Other income (expense)
Interest income	8	2,505
Interest expense	(748)	—
Other income	86	—
Total other income (expense)	(654)	2,505
Income before income taxes	2,910	1,779
Income tax provision	552	608
Net income	$2,358	$1,171

Earnings Per Share
Basic	$0.03	$0.03
Diluted	$0.03	$0.02

Vantage Drilling Company
Consolidated Balance Sheet
(In thousands, except par value information)

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$12,096	$16,557
Restricted cash	1,912	1,700
Trade receivables, net	12,872	3,186
Inventory	3,016	—
Prepaid expenses and other current assets	1,643	2,077
Total current assets	31,539	23,520
Property and equipment
Property and equipment	648,692	631,008
Accumulated depreciation	(1,767)	(112)
Property and equipment, net	646,925	630,896
Other assets	18,707	10,867
Total assets	$697,171	$665,283

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,810	$3,827
Accrued liabilities	18,815	14,766
Short-term debt	14,775	11,239
Current maturities of long-term debt	13,410	6,000
Total current liabilities	52,810	35,832
Long–term debt	136,411	133,000
Commitments and contingencies	—	—
Shareholders’ equity
Preferred shares, $0.001 par value, 1,000 shares authorized; none issued or outstanding	—	—
Ordinary shares, $0.001 par value, 400,000 shares authorized; 81,226 and 75,708 shares issued and outstanding	81	76
Additional paid-in capital	551,467	542,331
Accumulated deficit	(43,598)	(45,956)
Total shareholders’ equity	507,950	496,451
Total liabilities and shareholders’ equity	$697,171	$665,283

Vantage Drilling Company
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,358	$1,171
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	1,656	6
Amortization of debt financing costs	205	—
Share-based compensation expense	1,142	—
Deferred income tax benefit	—	(245)
Changes in operating assets and liabilities:
Restricted cash	(212)	(500)
Trade receivables, net	(9,686)	—
Inventory	(3,016)	—
Prepaid expenses and other current assets	434	15
Other assets	(45)	—
Accounts payable	1,983	22
Accrued liabilities	4,049	524
Net cash provided by operating activities	(1,132)	993
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(17,685)	(7)
Deferred acquisition costs	—	(92)
Restricted cash held in trust account	—	(2,102)
Net cash provided by (used in) investing activities	(17,685)	(2,201)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under credit agreement	10,821	—
Proceeds from notes payable-affiliates	4,000	—
Repayment of notes payable	(465)	—
Advances from stockholders of OGIL	—	2,000
Repayments of advances from stockholders of OGIL	—	(538)
Net cash provided by financing activities	14,356	1,462
Net increase (decrease) in cash and cash equivalents	(4,461)	254
Cash and cash equivalents—beginning of period	16,557	1,263
Cash and cash equivalents—end of period	$12,096	$1,517

Public & Investor Relations Contact:
Paul A. Bragg
Chairman & Chief Executive Officer
Vantage Drilling Company
(281) 404-4700